UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

LHC GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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LHC GROUP, INC.
420 West Pinhook Road, Suite A
Lafayette, Louisiana 70503

To Our Stockholders:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of LHC Group, Inc. to be held on Thursday, June 11, 2009 at 10:00 a.m. (Central time), at our principal executive offices located 420 West Pinhook Road, Suite A, Lafayette, Louisiana 70503.

Regardless of whether you plan to attend the meeting, I urge you to submit your proxy as soon as possible to assure your representation at the meeting. For your convenience, you can vote your proxy in any one of the following ways:

•	Use the Internet at the web address shown on your proxy card;

•	Use the touch-tone telephone number shown on your proxy card; or

•	Complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided.

Instructions regarding each method of voting are contained in the accompanying Proxy Statement and on the enclosed proxy card. Even if you return a proxy card, if you attend the Annual Meeting, you may withdraw your proxy and vote your shares in person.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Keith G. Myers
Chief Executive Officer

April 30, 2009

YOUR VOTE IS IMPORTANT.

PLEASE VOTE YOUR PROXY BY INTERNET, TELEPHONE OR BY COMPLETING,
DATING AND SIGNING THE ENCLOSED PROXY CARD AND RETURNING IT
PROMPTLY IN THE ENVELOPE PROVIDED.

LHC GROUP, INC.
420 West Pinhook Road, Suite A
Lafayette, Louisiana 70503

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, JUNE 11, 2009

To the Stockholders of LHC Group, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of LHC Group, Inc. (the “Company” or “LHC Group”), will be held at our principal executive offices located at 420 West Pinhook Road, Suite A, Lafayette, Louisiana 70503, on Thursday, June 11, 2009 at 10:00 a.m. (Central time) for the following purposes:

1. To elect the three (3) Class I directors nominated by the Company’s Board of Directors to serve for a term of three (3) years and until their successors are elected and qualified;

2. To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009; and

3. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 16, 2009 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Your attention is directed to the Proxy Statement accompanying this Notice for more complete information regarding the matters to be acted upon at the Annual Meeting.

The Board of Directors of the Company unanimously recommends stockholders vote FOR the director nominees named in the Proxy Statement and FOR ratification of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2009.

Stockholders are cordially invited to attend the meeting in person.

By Order of the Board of Directors

Keith G. Myers
Chief Executive Officer

April 30, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 11, 2009. LHC GROUP’S PROXY STATEMENT AND ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2008 ARE AVAILABLE AT http://investor.lhcgroup.com/annuals.cfm

IMPORTANT

YOUR PROXY IS IMPORTANT. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR PROXY AS SOON AS POSSIBLE BY INTERNET, TELEPHONE OR BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT WITHOUT DELAY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, JUNE 11, 2009
PROPOSALS FOR STOCKHOLDER ACTION
PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PRINCIPAL ACCOUNTING FEES AND SERVICES
AUDIT COMMITTEE PRE-APPROVAL POLICY
THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
2008 DIRECTOR COMPENSATION
MANAGEMENT
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
2008 GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END
2008 OPTION EXERCISES AND STOCK VESTED
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
SECURITY OWNERSHIP OF DIRECTORS, OFFICERS AND PRINCIPAL STOCKHOLDERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION COMMITTEE REPORT
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
GENERAL INFORMATION

LHC GROUP, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, JUNE 11, 2009

Introduction

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of LHC Group, Inc. (the “Company” or “LHC Group”) from holders of the Company’s common stock, $0.01 par value (“Common Stock”). These proxies will be voted for the purposes set forth herein at the 2009 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at 10:00 a.m. (Central time) on Thursday, June 11, 2009, at the Company’s principal executive offices, located at 420 West Pinhook Road., Suite A, Lafayette, Louisiana 70503, and at any adjournments or postponements thereof. The Notice of Annual Meeting, this Proxy Statement, and the proxy card are being first mailed to stockholders on or about May 6, 2009.

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Stockholders to be held on June 11, 2009.

This Proxy Statement and LHC Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 are available at http://investor.lhcgroup.com/annuals.cfm.

At the Annual Meeting, our stockholders will vote on the following matters:

1. The election of the three (3) Class I directors nominated by the Company’s Board of Directors to serve for a term of three (3) years and until their successors are elected; and

2. The ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009.

Stockholders will also transact any other business that may properly come before the Annual Meeting. Once the business of the Annual Meeting concludes, members of our management and representatives of KPMG LLP, our independent registered public accounting firm, will be present to respond to appropriate questions from stockholders.

The Company’s Board of Directors recommends stockholders vote FOR the election of the Board of Directors’ three Class I nominees for director, and FOR ratification of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2009.

Proxy Solicitation

You are receiving this Proxy Statement and proxy card because you own shares of Common Stock. This Proxy Statement describes matters we would like you to vote on at the Annual Meeting. It also provides you with information about these matters so that you can make an informed decision.

A proxy is your legal designation of another person, also referred to as a “proxy,” to vote your shares of stock. The written document providing notice of the Annual Meeting and describing the matters to be considered and voted on is called a “proxy statement.” The document used to designate a proxy to vote your shares of stock is called a “proxy card”. Our board of directors has designated two of our officers, Keith G. Myers and John L. Indest, as proxies for the Annual Meeting.

If your shares are held by a bank or brokerage firm, you are considered the “beneficial owner” of shares held in “street name.” If your shares are held in street name, your bank or brokerage firm (the record holder of your shares) forwarded these proxy materials, along with a voting instruction card, to you.

Voting Procedures

Only record holders of shares of Common Stock outstanding as of the close of business on April 16, 2009 (the “Record Date”) are entitled to notice of and to a vote at the Annual Meeting and any adjournment(s) or postponement(s) thereof. Each share of Common Stock is entitled to one vote on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes, and proxies cannot be voted for a greater number of persons than the number of nominees named. As of the close of business on the Record Date, the Company had approximately 18,435,335 shares of Common Stock outstanding and entitled to vote. The Notice of Annual Meeting, this Proxy Statement, and the proxy are being first mailed to stockholders on or about May 6, 2009.

Stockholders may cast their votes in several different ways. When voting for director nominees, they may (1) vote “FOR” all the nominees, (2) “WITHHOLD” authority to vote for all nominees, or (3) “WITHHOLD” authority to vote for one or more nominees but vote “FOR” the other nominees. With respect to other proposals, stockholders may vote “FOR” or “AGAINST” the proposal, or they may “ABSTAIN” from voting on the proposal.

Inspectors of election will be appointed to, among other things, determine the number of shares of Common Stock outstanding, the shares represented at the Annual Meeting, the existence of a quorum and the authenticity, validity and effect of proxies, to receive votes of ballots, to hear and determine all challenges and questions in any way arising in connection with the right to vote, to count and tabulate all votes and to determine the results. Computershare Trust Company, N.A., our independent transfer agent and registrar, will count the votes.

Voting in person.  You may vote your shares at the Annual Meeting either in person or by proxy. If you are a registered stockholder and you attend the Annual Meeting, you may deliver your completed proxy card in person. Additionally, we will pass out written ballots to registered stockholders who desire to vote in person at the Annual Meeting. Appointing a proxy in response to this solicitation will not affect a stockholder’s right to attend the Annual Meeting and to vote in person. If you are a beneficial owner of shares held in street name, you may not vote your shares in person at the Annual Meeting unless you obtain a power of attorney or proxy form from the record holder of your shares. All holders of shares of Common Stock, or individuals holding their duly appointed proxies, may attend the Annual Meeting. Stockholders must present a form of photo identification to be admitted to the Annual Meeting. If you hold your shares in street name, you are invited to attend the Annual Meeting, but you will also need to bring a copy of your bank or brokerage statement evidencing your ownership as of the Record Date to gain admittance.

Voting by proxy.  We urge you to vote by proxy even if you intend to attend the Annual Meeting. If you are a registered stockholder at the close of business on the Record Date, you may vote by proxy through the Internet, telephone or by completing, signing, dating and returning the enclosed proxy card, in time to be received by us prior to the Annual Meeting. If you vote by Internet or telephone, you do not need to return your proxy card. You may not vote by more than one method. If you submit your vote by more than one method, only the last vote that is submitted will be counted and each previous vote will be disregarded. If you do not return your proxy card and do not attend the Annual Meeting, and the shares are registered in your name, your shares will not be voted.

If a proxy card is properly executed, returned to us and not revoked, the shares represented by the proxy will be voted in accordance with the instructions set forth on the proxy card. If a proxy card is signed but no instructions are given with respect to the matters to be acted upon, the shares represented by the proxy will be voted FOR the election of the three Class I directors nominated by the Company’s Board of Directors and FOR the proposal to ratify KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2009. We know of no other business that will be presented at the Annual Meeting. However, if any other matter properly comes before the stockholders for vote at the Annual Meeting, your shares will be voted in accordance with the best judgment of the proxy holders.

Voting through a bank or broker.  If your shares are held in “street name”, your bank or brokerage firm forwarded these proxy materials, as well as voting instructions, to you. Please follow the instructions on the voting instruction card to vote your shares. Please refer to the instructions provided with the enclosed proxy card for information on the voting methods available to you; your bank or brokerage firm may allow you to vote by telephone or the Internet.

As the beneficial owner of the shares, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your bank or brokerage firm, it will nevertheless be entitled to vote your shares with respect to “routine” items, but it will not be permitted to vote your shares with respect to “non-routine” items. In the case of a non-routine item, your shares will be considered “broker non-votes” on that proposal. Proposal 1 — Election of Directors and Proposal 2 — Ratification of Independent Registered Public Accounting Firm are both routine matters; there are no non-routine proposals contained in this Proxy Statement for vote at the Annual Meeting. However, if a non-routine proposal properly comes before the Annual Meeting, broker non-votes will not affect the outcome of the proposal.

Quorum and Votes Required

A quorum must be present at the Annual Meeting to conduct any business. The Company’s Bylaws require, the presence, in person or by proxy, of the holders of a majority of the voting power of the outstanding shares of Common Stock entitled to vote at the Annual Meeting to constitute a quorum. If a quorum is not present, a majority of the shares so represented may adjourn the Annual Meeting to another date, time or place. No notice of the time and place of the adjourned meeting will be given if the adjournment is for less than 30 days and no new record date is fixed for the adjourned meeting. Abstentions, and shares represented by proxies reflecting abstentions, and broker non-votes will be treated as shares present for quorum purposes.

If a quorum is present at the Annual Meeting, the following stockholder votes will be required for approval of the proposals to be submitted at the Annual Meeting:

•	Proposal 1 — Election of Directors. The nominees for director shall be elected by a plurality of the votes cast at the Annual Meeting, meaning that the three nominees for director receiving the greatest number of votes will be elected. If you vote “WITHHOLD” with respect to one or more nominees, your shares will not be voted with respect to the person or persons indicated. If you hold your shares in street name, your failure to indicate voting instructions to your bank or broker will not affect the outcome of Proposal 1, as the election of directors is a routine matter on which banks and brokers may vote even in the absence of specific voting instructions from you.

•	Proposal 2 — Ratification of Independent Registered Public Accounting Firm. The ratification of KPMG LLP shall be approved by a majority of the voting power of the outstanding shares of Common Stock present, in person or by proxy, and entitled to vote on the matter. If you indicate “ABSTAIN” on your proxy card, if will have the same effect as a vote against Proposal 2. If you hold your shares in street name, your failure to indicate voting instructions to your bank or broker will not affect the outcome of Proposal 2, as the ratification of an independent registered public accounting firm is a routine matter on which banks and brokers may vote even in the absence of specific voting instructions from you.

Expenses

The Company will bear the cost of solicitation, including the preparation, assembly, printing and mailing of the proxy materials. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares for forwarding to the beneficial owners, of the shares. The Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitations in person by telephone, facsimile or other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

Revocability

Any registered stockholder returning the accompanying proxy card may revoke that proxy at any time prior to its exercise by (a) giving written notice to the Company of such revocation, prior to or at the Annual Meeting, to the Company, Attention: Secretary, 420 West Pinhook Road, Suite A, Lafayette, Louisiana 70503, (b) voting in person at the Annual Meeting, or (c) executing and delivering to the Company, prior to or at the Annual Meeting, a proxy card bearing a later date. Your presence at the Annual Meeting will not in itself revoke your proxy; you must obtain a ballot and vote at the Annual Meeting to revoke your proxy. Unless properly revoked, the shares represented by proxies received by the Board of Directors will be voted at the Annual Meeting.

PROPOSALS FOR STOCKHOLDER ACTION

PROPOSAL 1
ELECTION OF DIRECTORS

The Company’s Board of Directors (the “Board”) is composed of three classes, designated Class I, Class II and Class III, with one class of directors elected each year for a three-year term. The term of the three Class I directors expires at the 2009 Annual Meeting. The current Class I directors are Monica F. Azare, John B. Breaux and Dan S. Wilford. The Board is currently composed of nine directors, seven of whom are outside, non-employee directors and two of whom are employee directors. The Nominating and Corporate Governance Committee conducted an evaluation of each Class I nominee to evaluate his or her performance prior to recommending to the Board his or her nomination for an additional term as a director. Upon the recommendation of the Nominating and Corporate Governance Committee, which consists entirely of independent directors, the Board nominated Ms. Azare and Messrs. Breaux and Wilford for election as Class I directors to serve until the Annual Meeting of Stockholders in 2012 and until their successors have been elected and qualified.

The term of the Class II directors will expire at the 2010 annual meeting of stockholders of the Company and the term of the Class III directors will expire at the 2011 annual meeting of stockholders of the Company. Each succeeding term of a director in Class I, Class II, or Class III shall be for three years and until his or her successor is elected and qualified. The current Class II Directors are John L. Indest, Ronald T. Nixon and W.J. “Billy” Tauzin and the current Class III directors are Keith G. Myers, Ted W. Hoyt and George A. Lewis.

The Certificate of Incorporation of the Company (the “Certificate of Incorporation”) presently provides that the number of directors shall be fixed from time to time by the Board pursuant to a resolution adopted by a majority of the Board. At each annual meeting of stockholders, or special meeting in lieu thereof, after the initial classification of the board of directors, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election, or special meeting held in lieu thereof. The number of directors may be changed only by resolution of the Board. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The Company’s Bylaws further provide that newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law or by resolution of the Board, be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office until their successor is elected and qualified.

Each nominee for election at the Annual Meeting has consented to be a candidate and to be so named in this Proxy Statement and to serve, if elected. The Company does not know of any reason why any nominee would be unable or, if elected, will decline to serve as a director. If any nominee becomes unable or unwilling to serve, the Board may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the persons named as proxies will vote your shares for the substitute nominees, unless you have voted “WITHHOLD” with respect to the original nominee.

Directors are elected by a plurality of the votes cast at the Annual Meeting. Therefore, the three nominees for election as Class I directors who receive the greatest number of votes cast at the Annual Meeting will be elected to the Board as Class I directors. Shares may not be voted cumulatively, and proxies cannot be voted for a greater number of persons than the number of nominees named. Unless otherwise specified, the accompanying proxy will be voted FOR Monica F. Azare, John B. Breaux and Dan S. Wilford as Class I directors.

Information Regarding Nominees for Class I Director:

Nominees for Election of Class I Directors for a Three-Year Term
Expiring at the Annual Meeting of Stockholders to be held in Fiscal 2012

Nominee	Age	Position

Monica F. Azare	42	Director and Nominee
John B. Breaux	65	Director and Nominee
Dan S. Wilford	68	Director and Nominee

Monica F. Azare was appointed as a director in November 2007. Ms. Azare currently serves as Senior Vice President of Corporate Communications for Verizon Communications. Prior to this position, Ms. Azare served as Senior Vice President-Public Policy and Government Affairs for Verizon Communications and before that she served as Executive Director and Senior Counsel of Federal Affairs for Verizon Wireless. Ms. Azare’s distinguished career also includes service as Vice President, Federal Affairs for Insight Communication in New York and Chief Counsel to House Energy and Commerce Chairman Billy Tauzin. Ms. Azare is a member of the Federal Communications Bar Association, Louisiana State Bar Association and the Corporate Counsel of Women of Color, and she was selected as a 2006-2007 David Rockefeller Fellow. She currently serves on several boards of directors, including the Business Council of New York State, the New York City Partnership and the Louisiana State University College Advisory Board. A Louisiana native, Ms. Azare received a Bachelor of Arts degree from Louisiana State University and a Juris Doctorate from the Southern University Law Center.

Senator John B. Breaux was appointed as a director in February 2007. Senator Breaux has served in both the United States Senate and the United States House of Representatives. Most recently and until his retirement from public service in 2005, Senator Breaux represented the State of Louisiana in the United States Senate for three consecutive terms, beginning in 1987. Prior to his tenure as Senator, he served as a member of the United States House of Representatives from 1972 to 1987. Senator Breaux began his career in 1972 with his election as a Democrat to the Ninety-second Congress in a special election. At the age of 28, he was then the youngest member of the United States House of Representatives. Senator Breaux was re-elected to the seven succeeding Congresses and served until January 3, 1987, when he won election as a Democrat to the United States Senate. Senator Breaux was re-elected in both the 1992 and 1998 elections. As a member of the Senate, Senator Breaux was Chair and ranking minority member of the Senate Committee on Aging, a member of the Senate Finance Committee and a member of the Senate Commerce Committee where he was recognized as a non-partisan consensus builder. Senator Breaux is a Director of CSX Corporation and a former Senior Managing Director of the Clinton Group, an investment advisory firm. Senator Breaux is also a partner in The Breaux-Lott Leadership Group, a partnership that offers strategic advice, consulting and lobbying services, which he co-founded in 2008.

Dan S. Wilford was appointed as a director in November 2005. He served from 1984 through 2002 as the President and Chief Executive Officer of Memorial Hermann Healthcare System headquartered in Houston, Texas. Mr. Wilford also served as Chief Executive Officer of a community-based, not-for-profit, multi-hospital system in the greater Houston area. Prior to that, he was associated for ten years with Hillcrest Medical Center in Tulsa, Oklahoma and was President of North Mississippi Health Services in Tupelo, Mississippi. He currently serves on the board of directors for one other publicly traded company, Healthcare Realty Trust, and twelve not-for-profit organizations, most of which are related to the healthcare industry. In March 2009, Mr. Wilford was inducted into Modern Healthcare’s Hall of Fame.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF MONICA F. AZARE, JOHN B. BREAUX AND DAN S. WILFORD AS CLASS I DIRECTORS.

Information Regarding Directors Continuing in Office:

Class II Directors Continuing in Office Whose Terms
Expire at the Annual Meeting of Stockholders to be held in Fiscal 2010

Nominee	Age	Position

John L. Indest	57	Director, President, Chief Operating Officer and Secretary
Ronald T. Nixon	53	Director
W.J. “Billy” Tauzin	65	Director

John L. Indest currently serves as our President and Chief Operating Officer. He previously served as an Executive Vice President and as our Senior Vice President and Chief Operating Officer of Home-Based Services, beginning in May 2001. Mr. Indest has also served as a director since June 2000 and as Secretary since August 2004. From November 1998 to May 2001, Mr. Indest served as our Vice President. Prior to joining us in November 1998, Mr. Indest served as President, Chief Executive Officer and co-owner of Homebound Care, Inc., a regional home health provider. Mr. Indest has testified before the United States House of Representatives’ Ways and Means Subcommittee on healthcare issues and was co-chairman of the Louisiana Task Force on Ethics, overseeing compliance issues applicable to home health and hospice in the state of Louisiana. He formerly served on the Board of Directors of the National Association of Home and Hospice Care. Mr. Indest is a registered nurse with a Masters of Science in Health Services Administration from the University of St. Francis.

Ronald T. Nixon has served as a director since July 2001. Mr. Nixon is a founding principal of The Catalyst Group, formed in 1990, which manages two small business investment companies, or SBICs, one participating preferred SBIC and three private equity investment funds. Prior to joining The Catalyst Group, Mr. Nixon operated companies in the manufacturing, distribution and service sectors. Mr. Nixon serves on the board of directors of numerous private companies. Mr. Nixon holds a Bachelor of Science degree in Mechanical Engineering from the University of Texas at Austin and is a registered Professional Engineer in the State of Texas.

Congressman W.J. “Billy” Tauzin was appointed as our Lead Director in January 2005. In December 2004, Congressman Tauzin was named President and Chief Executive Officer of the Pharmaceutical Research and Manufacturers of America, a trade group that serves as one of the pharmaceutical industry’s top lobbying groups. He served 12 terms in the U.S. House of Representatives, representing Louisiana’s 3rd Congressional District since being first sworn in 1980. From January 2001 through December 2004, Congressman Tauzin served as Chairman of the House Committee on Energy and Commerce. He also served as a senior member of the House Resources Committee and Deputy Majority Whip. Prior to being a member of Congress, Congressman Tauzin was a member of the Louisiana State Legislature, where he served as Chairman of the House Natural Resources Committee and Chief Administration Floor Leader. He currently serves on the Board of Directors of Entergy Corporation. Congressman Tauzin received a Bachelor of Arts Degree from Nicholls State University and a Juris Doctorate from Louisiana State University.

Class III Directors Continuing in Office Whose Terms
Expire at the Annual Meeting of Stockholders to be held in Fiscal 2011

Nominee	Age	Position

Keith G. Myers	49	Director, Chairman and Chief Executive Officer
Ted W. Hoyt	54	Director
George A. Lewis	72	Director

Keith G. Myers is our co-founder and has served as Chairman of the Board and Chief Executive Officer (or similar positions in our predecessors) since 1994. Mr. Myers served as President of the Company from 1994 to 2007. Prior to joining us, Mr. Myers founded, co-owned and operated Louisiana Premium Seafoods, Inc., an international food processing, procurement and distribution company. In 1999, Mr. Myers was named Business Executive of the Year by the Louisiana Rural Health Association. Mr. Myers received credentials from the National Association for Home Care and Hospice in 1999 and was granted credentials by the Healthcare Financial Management Association in 2005. Mr. Myers has been an active participant in the Home Health Top 100 since 2002 and has participated in the preparation of numerous white papers and presentations to members of both the United States Senate and House of Representatives, specifically related to health care reimbursement methodologies. In June 2003, Mr. Myers received the Regional Entrepreneur of the Year for outstanding performance in the field of Healthcare Services and was officially inducted as a lifetime member of The National Entrepreneur of the Year Hall of Fame in November 2003.

Ted W. Hoyt has served as a director since August 2004. Mr. Hoyt has practiced corporate and tax law since 1977, counseling both private and public corporations. Since January 1999, Mr. Hoyt has served as the Managing General Partner of the law firm of Hoyt & Stanford, LLC. Mr. Hoyt was the co-founder of Omni Geophysical Corporation, which later became Omni Energy Services, a publicly traded company, for which he served as a director and officer from 1986 to 1996. Mr. Hoyt has also served as a tax attorney with the National Office of the Internal Revenue Service. Mr. Hoyt holds a Bachelor of Science degree in Business Administration from the University of Louisiana at Lafayette, a Juris Doctorate from Louisiana State University and a Masters in Tax Law degree from Georgetown University. Mr. Hoyt is admitted to the Bar in Louisiana, New York and the District of Columbia.

George A. Lewis has served as a director since August 2004. Mr. Lewis commenced his auditing career with Arthur Andersen & Co. in 1958. In 1963, Mr. Lewis joined the firm of Broussard, Poche, Lewis & Breaux, L.L.P., Certified Public Accountants, where he served as an audit partner until his retirement in 1996. Since 1996, Mr. Lewis has primarily served as an expert audit and accounting defense witness with respect to litigation involving various nationally recognized accounting firms. Mr. Lewis has served on various committees of the American Institute of Certified Public Accountants, including as a member of the Auditing Standards Board from 1990 through 1994, and as a member of the Society of Louisiana Certified Public Accountants. Mr. Lewis has authored an education course to train CPAs to deal with issues of the elderly. Mr. Lewis holds CPA certificates in Louisiana and Texas and is a member of the American Institute of Certified Public Accountants and the Society of Louisiana Certified Public Accountants. Mr. Lewis received a Bachelor of Science from Louisiana State University. Mr. Lewis serves as the financial expert on our Audit Committee.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm on August 20, 2008. The Company’s Audit Committee has also selected KPMG to conduct the annual audit of the financial statements of the Company for its fiscal year ending December 31, 2009. KPMG has no financial interest, direct or indirect, in the Company and does not have any connection with the Company except in its professional capacity as an independent auditor.

The ratification by the stockholders of the selection of KPMG as independent auditors is not required by law or by the Bylaws of the Company. The Board, consistent with the practice of many publicly held corporations, is nevertheless submitting this selection to its stockholders. If our stockholders do not ratify the selection of KPMG at the Annual Meeting, the Audit Committee intends to reconsider its selection of independent KPMG for the fiscal year ending December 31, 2009. Even if the selection of KPMG is ratified, the Audit Committee, in its sole discretion, may appoint a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.

Representatives of KPMG will be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, and to respond to appropriate questions.

The ratification of KPMG requires the approval of a majority of the voting power of the outstanding shares of Common Stock present, in person or by proxy, and entitled to vote on the matter. Abstentions will have the same effect as a vote against the ratification of KPMG as the Company’s independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE
APPOINTMENT OF KPMG AS THE COMPANY’S INDEPENDENT AUDITORS.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table shows the fees related to the audit and other services provided by Ernst & Young LLP (“Ernst & Young”) for the fiscal years ended December 31, 2007 and 2008, preceding the replacement of Ernst & Young as the Company’s registered public accounting firm in August 2008:

Fee Category	2008	2007

Audit Fees	$145,958	$1,226,482
Audit-Related Fees	—	—
Tax Fees	209,030	—
Other Fees	3,500	3,500

Total	$358,488	$1,229,982

The following table shows the fees related to the audit and other services provided by KPMG for the fiscal year ended December 31, 2008:

Fee Category	2008

Audit Fees	$1,172,000
Audit-Related Fees	—
Tax Fees	—
Other Fees	1,500

Total	$1,173,500

•	Audit Fees includes the aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements for fiscal years 2008 and 2007 and internal control over financial reporting, review of the Company’s Form 10-K and Form 10-Qs for the same periods, and quarterly reviews.

•	Audit-Related Fees includes the aggregate fees billed for assurance and related services rendered during fiscal years 2008 and 2007 that were reasonably related to the performance of the audit or review of the Company’s financial statements and that are not reported in Audit Fees.

•	Tax Fees includes the aggregate fees billed for tax compliance, tax advice, and tax planning services rendered during fiscal years 2008 and 2007.

•	Other Fees for Ernst & Young includes the aggregate fees billed for the EY Online accounting and research tool used by the Company during fiscal years 2008 and 2007. Other fees for KPMG include the Accounting Research Online tool used by the Company during fiscal 2008.

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Company’s Audit Committee approves all fees to be paid for audit and audit related services, tax and all other fees of the Company’s independent auditor prior to engagement for those services.

The Audit Committee is responsible for the appointment, compensation and oversight of the work performed by the Company’s independent registered public accounting firm. The Audit Committee has adopted a pre-approval policy requiring it to pre-approve all audit and audit-related services and permitted non-audit services provided by the independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee pre-approved all fiscal 2008 services by Ernst & Young and KPMG.

The Audit Committee pre-approval policy sets forth specified audit, audit-related, tax and other permissible non-audit services, if any, for which pre-approval is provided up to a maximum fee amount set annually by the Audit Committee. Pre-approval is generally provided for up to one year, and any proposed services exceeding these fee levels must be specifically pre-approved by the Audit Committee. Any services not specifically identified in the policy must receive specific pre-approval. The Company’s independent registered public accounting firm and management periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval policy. The Audit Committee may also pre-approve particular services on a case-by-case basis and may delegate specific pre-approval authority to one or more members pursuant to a resolution adopted by the unanimous approval of the Audit Committee, provided that the member reports any pre-approved services at the next regularly scheduled Audit Committee meeting.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of Directors

The Board has reviewed the independence of each of the Company’s directors in light of the definition of “independent director” as that term is defined in the NASDAQ Marketplace Rules. As a result of this review, the Board affirmatively determined that all of the directors are independent, with the exception of Keith G. Myers and John L. Indest, each of whom is employed by the Company.

In finding all of its non-employee directors independent, the Board evaluated two relationships that did not constitute related party transactions and therefore do not require disclosure pursuant to Regulation S-K Item 404(a). In considering whether Dan S. Wilford qualifies as an independent director, the Board reviewed the Company’s employment agreement with Ned B. Wilford, the brother of Dan Wilford. The Board concluded that the employment agreement did not disqualify Dan Wilford as an independent director. Secondly, in considering whether Senator John B. Breaux qualifies as an independent director, the Board reviewed the Company’s relationship with The Breaux-Lott Leadership Group, which provides consulting services to the Company, and of which Senator Breaux is a partner. The Board concluded that the relationship did not disqualify Senator Breaux as an independent director.

The Board has also established a Lead Director Position, to be held by an independent, non-employee director. W.J. “Billy” Tauzin was appointed the Lead Director of the Company in January 2005. The Lead Director’s duties include meeting with the Chairman of the Board to review financials, preparing and reviewing agendas and minutes of committee meetings and pertinent Board issues, presiding as Chair of the Nominating and Corporate Governance Committee, and presiding at regularly scheduled executive sessions of the Board and other meetings of the independent, non-employee directors.

Committees and Meetings of the Board of Directors

During the Company’s fiscal year ended December 31, 2008, the Board held six meetings and took additional action, from time to time, by unanimous written consent. Additionally, each director attended at least 75% of the aggregate number of meetings held in fiscal 2008 by the Board and its committees on which he or she served. The Board has established a policy encouraging all members of the Board to attend each annual meeting of the stockholders of the Company, particularly with respect to those directors who are up for election at any such annual meeting. Four members of the Board attended the 2008 Annual Meeting of Stockholders.

The Board has adopted a policy relating to non-management executive sessions. Under this policy, periodically, and no less frequently than semi-annually, the Board meets in executive sessions in which management directors and other members of management do not participate. The non-management members of the Board held three executive sessions during fiscal 2008.

The Board has established three committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee, each of which is briefly described below. The following table shows the current membership of these committees.

Nominating and
Corporate
Name	Audit		Compensation		Governance

George A. Lewis	X	*	X
Ted W. Hoyt	X		X
Ronald T. Nixon	X				X
Dan S. Wilford			X		X
Monica F. Azare			X	*
W.J. Tauzin					X	*
John B. Breaux					X

*	Committee Chairs

Audit Committee

During fiscal 2008, the Audit Committee held eleven meetings and took additional action by unanimous written consent. The members of the Audit Committee are Messrs. Lewis, Hoyt and Nixon, with Mr. Lewis serving as chair. The Board has determined that each member of the Audit Committee is “independent” as defined in Rule 10A-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the NASDAQ Marketplace Rules, including rules specifically governing audit committee members. The Board has also determined that Mr. Lewis is an “audit committee financial expert,” as defined by Item 407(d)(5) of Regulation S-K. A description of Mr. Lewis’ qualifications with regard to his status as an audit committee financial expert can be found in the biographical information set forth under Proposal #1 in this Proxy Statement.

The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act and the charter of the Audit Committee is available on the Company’s website at www.LHCGroup.com.

The Audit Committee performs the following functions, among others:

•	Annually reviews and implements the Audit Committee charter and reports to the Board;

•	Selects the Company’s independent audit firm (whose duty it is to audit the financial statements of the Company and its subsidiaries for the fiscal year in which it is appointed) and has the sole authority and responsibility to approve all audit and engagement fees and terms, as well as all significant permitted non-audit services by the Company’s independent auditors;

•	Meets with the auditors and management of the Company to review and discuss the scope of the audit and all significant matters related to the audit;

•	Reviews the adequacy and effectiveness of the Company’s internal controls regarding accounting and financial matters;

•	Reviews the Company’s financial statements and discusses them with management and the independent auditors;

•	Reviews and discusses with management the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

•	Reviews and discusses with management the Company’s quarterly reports on Form 10-Q and annual reports on Form 10-K; and

•	Reviews and approves any proposed transaction with any affiliate, in accordance with the Company’s written policy.

Additional information regarding the Audit Committee and its processes and procedures for the consideration and approval of related party transactions can be found under the heading “Certain Relationships and Related Transactions” later in this Proxy Statement.

Compensation Committee

During fiscal 2008, the Compensation Committee met four times and took additional action by unanimous written consent. The members of the Compensation Committee are Ms. Azare and Messrs. Hoyt, Lewis and Wilford. Effective August 8, 2008, Ms. Azare was unanimously elected the chair of the committee. Prior to August 8, 2008, Mr. Hoyt served as the Committee’s chair. The Board of Directors has determined that each of the members of the Compensation Committee is an “independent director” as defined under the NASDAQ Marketplace Rules, is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act, and is an “outside director” as defined under Section 162(m) of the Internal Revenue Code and related regulations.

The Compensation Committee charter is available on the Company’s website at www.LHCGroup.com. The Compensation Committee performs the following functions, among others:

•	Annually reviews and approves the Company’s goals and objectives relevant to the compensation of the Company’s chief executive officer, and evaluates the performance of the Company’s chief executive officer with respect to these goals and objectives;

•	Annually determines and approves the compensation of the Company’s executive officers;

•	Makes recommendations to the Board regarding the Company’s equity-based and incentive compensation programs; and

•	Annually reviews and implements the Compensation Committee charter and reports to the Board.

The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as the Compensation Committee deems appropriate. Additional information regarding the Compensation Committee and its processes and procedures for the consideration and determination of the executive compensation can be found under the Heading “Compensation Discussion and Analysis” later in this Proxy Statement.

Nominating and Corporate Governance Committee

During fiscal 2008, the Nominating and Corporate Governance Committee held two meetings and took additional action by unanimous written consent. The members of the Nominating and Corporate Governance

Committee are Messrs. Tauzin, Breaux, Nixon and Wilford, with Mr. Tauzin serving as chair. The Board has determined that the members of the Nominating and Corporate Governance Committee are independent directors under NASDAQ Marketplace Rule.

The charter of the Nominating and Corporate Governance Committee is available on the Company’s website at www.LHCGroup.com. The Nominating and Corporate Governance Committee performs the following functions, among others:

•	Recommends to the Board for its approval proposed nominees for Board membership after evaluating the proposed nominee and making a determination as to the proposed nominee’s qualifications to be a Board member; and

•	Evaluates the performance of each existing director before recommending to the Board his or her nomination for an additional term as a director.

Director Nominee Evaluation Process

The Nominating and Corporate Governance Committee of the Board of Directors is also responsible for seeking individuals qualified to become Board members, conducting appropriate inquiries into the backgrounds and qualifications of possible Board nominees and proposing nominees for Board membership to the Board for its approval. The Nominating and Corporate Governance Committee will consider candidates for Board membership suggested by its members and other Board members, as well as by management and stockholders.

The Nominating and Corporate Governance Committee will evaluate prospective nominees considering certain factors, including:

•	the commitment of the prospective nominee to represent the long-term interests of the stockholders of the Company;

•	the prospective nominee’s standards of character and integrity;

•	the prospective nominee’s financial literacy;

•	the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards;

•	the prospective nominee’s independence and absence of any conflicts of interest that would interfere with his or her performance as a director; and

•	the extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board.

The Nominating and Corporate Governance Committee believes it is appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by Item 407(d)(5) of Regulation S-K, and that a majority of the members of the Board meet the definition of “independent director” under the NASDAQ Marketplace Rules. The Nominating and Corporate Governance Committee also believes it appropriate for certain members of the Company’s management to participate as members of the Board. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it deems are in the best interests of the Company and its stockholders, such as the current composition of the Board, the balance of management and independent directors and the need for specialized expertise.

The Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining new Board members. If any member of the Board does not wish to continue in service, or if the Nominating and Corporate Governance Committee or the Board decides not to re-nominate a current Board member for re-election, the Nominating and Corporate Governance Committee will identify the desired skills and experience for a new nominee in light of the criteria for Board members described below. The criteria employed by the Nominating and Corporate Governance Committee in evaluating potential nominees will not differ based on whether the candidate is recommended by a stockholder of the Company.

A stockholder who wishes to recommend a prospective nominee for the Board to the Nominating and Corporate Governance Committee should submit a written notice by mail to the Nominating and Corporate Governance Committee, c/o the Secretary, LHC Group, Inc., 420 West Pinhook Road, Suite A, Lafayette, Louisiana 70503. Such a written recommendation must be received not less than 120 calendar days nor more than 150 calendar days before the first anniversary of the date of the Company’s notice of annual meeting sent to stockholders in connection with the previous year’s annual meeting.

Stockholder recommendations to the Nominating and Corporate Governance Committee should include, at a minimum:

•	the candidate’s name, age, business addresses, and other contact information;

•	a complete description of the candidate’s qualifications, experience, background and affiliations, as would be required to be disclosed in the proxy statement pursuant to Regulation 14A of the Exchange Act;

•	a sworn or certified statement by the candidate in which he or she consents to being named in the proxy statement as a nominee and to serve as a director if elected; and

•	the name and address of the stockholder(s) of record making such a recommendation.

Stockholders may also continue to make their own direct nominations to the Board, for election at an annual or special meeting of the stockholders, in accordance with the procedures set forth in the Company’s Bylaws relating to stockholder nominations. For additional information about direct nominations by stockholders, see the section entitled “Stockholder Proposals” under the heading Board of Directors and Corporate Governance. There have been no changes to the procedures by which stockholders may recommend nominees to our Board of Directors since the Company’s last disclosure of such procedures, which appeared in the definitive proxy statement for our 2008 Annual Meeting of Stockholders.

Stockholder Proposals

For nominations or other business to be properly brought before an annual meeting by a stockholder, (1) the stockholder must have given timely notice thereof in writing to the Secretary of the Company, (2) such business must be a proper matter for stockholder action under the Delaware General Corporation Law, (3) if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided the Company with a solicitation notice, such stockholder or beneficial owner must, in the case of a proposal, have delivered prior to the meeting a proxy statement and form of proxy to holders of at least the percentage of the Company’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered prior to the meeting a proxy statement and form of proxy to holders of a percentage of the Company’s voting shares reasonably believed by such stockholder or beneficial holder to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the solicitation notice, and (4) if no solicitation notice relating thereto has been timely provided pursuant to this policy, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a solicitation notice.

To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Company not less than sixty (60) or more than ninety (90) days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s annual meeting of stockholders (the “Anniversary”); provided, however, that if no proxy materials were mailed by the Company in connection with the preceding year’s annual meeting, or if the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (a) the 90th day prior to such annual meeting or (b) the 10th day following the day on which public announcement of the date of such meeting is first made.

Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Exchange Act, and such person’s written consent to serve as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, (ii) the class and number of shares of the Company that are owned beneficially and of record by such stockholder and such beneficial owner, and (iii) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Company’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Company’s voting shares to elect such nominee or nominees.

Neither the Secretary nor the Nominating and Corporate Governance Committee have received any nominations or other proposals from any of the Company’s stockholders in connection with the 2009 Annual Meeting.

Stockholder Communications with the Board of Directors

The Board accepts communications sent to the Board (or to specified individual directors) by stockholders of the Company. Stockholders may communicate with the Board (or with specified individual directors) by writing to them LHC Group, Inc., c/o Secretary, 420 West Pinhook Road, Suite A, Lafayette, Louisiana 70503. Communications should be sent by overnight or certified mail, return receipt requested. All written communications received from stockholders of the Company will be forwarded promptly to the member(s) of the Board to whom the communication is directed or, if the communication is not directed to any particular member(s) of the Board, the communication will be forwarded to all members of the Board.

Compensation Committee Interlocks And Insider Participation

Ms. Azare and Messrs. Hoyt, Lewis, and Wilford served as members of the Compensation Committee of the Board during fiscal 2008. None of the members of the Compensation Committee during fiscal 2008 was, during fiscal 2008 or formerly, an officer or employee of the Company. During fiscal 2008, none of the Company’s executive officers served as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board or Compensation Committee.

Code of Business Conduct and Ethics

In compliance with requirements of both the Securities and Exchange Commission (“SEC”) and NASDAQ Marketplace Rules, the Company has a Code of Business Conduct and Ethics applicable to all of its directors, officers and employees. The Code of Business Conduct and Ethics can be found on the Company’s website at www.LHCGroup.com.

2008 DIRECTOR COMPENSATION

The following table sets forth the cash and equity compensation that we paid to our non-employee directors during 2008.

	Fees Earned
	or Paid in	Stock	Option
	Cash(1)	Awards	Awards	Total
Name	($)	($)(2)	($)(3)	($)

W.J. Tauzin	53,750	39,165	—	92,915
Ted W. Hoyt	50,000	39,165	—	89,165
George A. Lewis	55,000	39,165	—	94,165
John B. Breaux	41,000	71,677	—	112,677
Ronald T. Nixon	47,000	39,165	—	86,165
Dan S. Wilford	47,000	39,165	—	86,165
Monica F. Azare	42,000	61,587	—	103,587

(1)	Amounts reflect the total cash compensation earned by or paid to each director in fiscal year 2008 in connection with Board and committee retainers.

(2)	Reflects the proportionate amount of the grant date fair value of stock awards recognized by the Company as an expense in 2008 for financial statement reporting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair values of these awards and the amounts expensed in 2008 were determined in accordance with FAS 123R. The total number of restricted shares held by each of the directors as of December 31, 2008 was as follows: Tauzin, 2,300; Hoyt, 2,300; Lewis, 2,300; Breaux, 3,467; Nixon, 2,300; Wilford, 2,300; and Azare, 3,467.

(3)	There were no option grants in 2008. The total number of stock options held by each of the directors as of December 31, 2008 was as follows: Tauzin, 7,000; Hoyt, 0; Lewis, 4,000; Breaux, 0; Nixon, 4,000; Wilford, 4,000; and Azare, 0.

The total number of restricted shares granted to each director during 2008 and the grant date fair value of such awards was as follows:

		Grant Date
	Number of	Fair Value
Name	Shares	($)

W.J. Tauzin	2,300	38,000
Ted W. Hoyt	2,300	38,000
George A. Lewis	2,300	38,000
John B. Breaux	2,300	38,000
Ronald T. Nixon	2,300	38,000
Dan S. Wilford	2,300	38,000
Monica F. Azare	2,300	38,000

Director Compensation Plan.  Our Amended and Restated 2005 Non-Employees Director Compensation Plan, which we refer to as the “Director Compensation Plan,” provides for both cash and equity compensation for our non-employee directors. Employees of the Company do not receive any compensation for serving on our Board.

Cash Compensation.  Our non-employee directors currently receive the following fees, as applicable for their services on our Board;

•	$30,000 annual cash retainer, payable on a quarterly basis, for service on the Board;

•	$20,000 annual cash retainer, payable on a quarterly basis, for service as the Lead Director;

•	$14,000 annual cash retainer, payable on a quarterly basis, for service as a Chairman of the Audit Committee;

•	$10,000 annual cash retainer, payable on a quarterly basis, for service as a Chair of the Compensation Committee;

•	$6,000 annual cash retainer, payable on a quarterly basis, for service as a member (other than Chair) on a Committee; and

•	$1,250 cash fee payable for each regularly scheduled quarterly Board meeting

Equity Compensation.  New directors, other than the Lead Director, receive an initial grant of 3,500 shares of restricted stock. The Lead Director receives an initial grant of 7,000 shares of restricted stock. These initial grants of restricted stock vest one-third on the date of grant and one-third on each of the first two anniversaries of the grant date. Additionally, the director compensation plan provides for annual grants of restricted stock to non-employee directors. Annually, on March 1st, each non-employee director serving on that date shall be granted an award of restricted stock having an aggregate value equal to $38,000, based on the price of our Common Stock on such date. The annual restricted stock grant vests on the first anniversary of the grant date.

Benefits.  We reimburse each non-employee director for expenses associated with attending board and committee meetings and other board-related activities. Non-employee directors do not receive other benefits from the Company.

MANAGEMENT

The following table provides information regarding the executive officers of the Company:

Name	Age	Position(s)

Keith G. Myers	49	Chief Executive Officer and Chairman of the Board
John L. Indest	57	President, Chief Operating Officer, Secretary, Director
Peter J. Roman	58	Senior Vice President, Chief Financial Officer, and Treasurer
Daryl J. Doise	51	Senior Vice President, Corporate Development
Donald D. Stelly	40	Senior Vice President, Operations
Richard A. MacMillan	56	Senior Vice President, Senior Counsel, Director of Corporate Compliance and Director of Regulatory and Governmental Affairs
Peter C. November	39	Senior Vice President, General Counsel and Director of Mergers & Acquisitions

Keith G. Myers has served as Chief Executive Officer and Chairman of the Board (or similar positions in our predecessors) since 1994. Please refer to the biography of Mr. Myers provided under the heading “Proposal 1-Election of Directors — Information Regarding Directors Continuing in Office,” above.

John L. Indest has served as our President and Chief Operating Officer since 2001 and as Secretary since August 2004. Please refer to the biography of Mr. Indest provided under the heading “Proposal 1 — Election of Directors — Information Regarding Directors Continuing in Office,” above.

Peter J. Roman has served as our Senior Vice President, Chief Financial Officer and Treasurer since September 2007. Mr. Roman joined the Company in April 2005 and has served as the Vice President/Controller and was named Chief Financial Officer in 2007. Prior to joining us, Mr. Roman served as the Chief Financial Officer for VLP Corporate Services. From 1997 to 2004, he served as the Chief Financial Officer for Unifab International, Inc., a publicly-traded oilfield fabrication services company located in Southwest Louisiana. Mr. Roman also served as a Certified Public Accountant for 13 years with Ernst & Young in their New Orleans location. He is a member of the Society of Louisiana Certified Public Accountants and received a Bachelor’s Degree in accounting from Louisiana State University.

Daryl J. Doise has served as our Senior Vice President of Corporate Development since 2005. He previously served as our Chief Operating Officer of Facility-Based Services, beginning in May 2002. Prior to joining the Company, Mr. Doise was employed for the previous four years by Quorum Health Services where he served as President and Chief Executive Officer of Opelousas General Hospital, a 200-bed hospital with over 800 employees. Mr. Doise has also served as an officer and member of the Board of Directors of the Louisiana Hospital Association. Mr. Doise received a Bachelor of Science degree from Louisiana State University, with a major in accounting, and earned a Masters of Business Administration from Tulane University.

Donald D. Stelly has served as our Senior Vice President of Operations. Mr. Stelly joined the company in April 2005 after most recently serving as the Chief Executive Officer at Doctor’s Hospital, a subsidiary of LifePoint Hospitals, Inc. which is based in Brentwood, Tennessee. Prior to attaining that position, Mr. Stelly served as Chief Operating Officer and Chief Nursing Officer of Doctor’s Hospital which was nationally recognized for attaining superior operating results through Service Excellence. Additionally, Mr. Stelly has enjoyed a career of providing direct patient care as a Registered Nurse in a variety of settings within the healthcare continuum. He earned a Bachelor’s Degree in nursing from the University of Southwestern Louisiana in 1991.

Richard A. MacMillan has served as our Senior Vice President, Senior Counsel, Director of Corporate Compliance and Director of Regulatory and Governmental Affairs. Mr. MacMillan joined the Company in April 2007. He is a Past-President of the Louisiana Rural Health Association and is a member of the National Rural Health Association. In addition, he is a member of the American Health Lawyers Association, the Health Law Sections of the Louisiana State Bar Association and The Mississippi Bar, and the Health Care Compliance Association. Mr. MacMillan served as General Counsel to the HomeCare Association of Louisiana from 1994 to 2007. He is admitted to the Louisiana Bar and the Mississippi Bar. He is also licensed as a Registered Nurse in Mississippi and Louisiana. Mr. MacMillan received his Juris Doctorate from Louisiana State University, and a Bachelor of Science in nursing from the University of Southern Mississippi.

Peter C. November has served as our Senior Vice President, General Counsel and Director of Mergers & Acquisitions. Mr. November joined the Company in August 2008. Prior to joining us, Mr. November was a partner with the law firm Alston & Bird LLP in Atlanta, Georgia, where his practice focused on representing publicly traded high growth healthcare companies. Mr. November is a member of several professional organizations, including the American Bar Association’s Public Company Acquisition Task Force and the Corporate Governance Task Force for the American Health Lawyers Association, as well as various civic and community organizations. He is admitted to the Georgia Bar. Mr. November received a Bachelor of Science degree in accounting from the University of Kentucky and graduated magna cum laude from the University of Kentucky College of Law in 1996.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In the paragraphs that follow, we will give an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our top executive officers, and the material factors that we considered in making those decisions. Later in this proxy statement you will find a series of tables containing specific information about the compensation earned or paid in 2008 to the following individuals, whom we refer to as our named executive officers:

•	Keith G. Myers, our chief executive officer and chairman of the board,

•	John L. Indest, our president, chief operating officer and secretary,

•	Peter J. Roman, our senior vice president, chief financial officer and treasurer,

•	Daryl J. Doise, our senior vice president of corporate development, and

•	Donald D. Stelly, our senior vice president of operations.

The discussion below is intended to help you understand the detailed information provided in those tables and put that information into context within our overall compensation program.

Objectives of Our Compensation Program

We believe that each executive officer has the potential to affect both the short-term and long-term profitability of the Company. Therefore, we place considerable importance on creating and implementing our executive compensation program to properly compensate and incentivize our executive officers. Our executive compensation program emphasizes the creation of stockholder value by focusing on the overall performance of the Company and recognizing and rewarding each executive officer’s contributions to the success of the Company.

Our compensation philosophy is to integrate our compensation program with corporate performance by linking a substantial portion of executive officer compensation to the achievement of financial goals that are critical to the success of the Company. Our objective is to have a compensation program that will allow us to attract, motivate, and retain qualified executives, and align the interests of our executive officers with the interests of stockholders. In order to further this objective, our compensation program is structured to incorporate certain key principles, which are reflected in various elements of our compensation program, as summarized below:

Element of Compensation Program
Compensation Principle	that Reflects Principle

Our executives should be provided with total compensation opportunities at levels that are competitive for comparable positions at firms with whom we compete for talent.	Based on review of competitive market data, total pay opportunities for our executives approximates the median level of compensation relative to our peer group.
A significant portion of executive compensation should be linked to the Company’s achievement of performance goals in a way that proportionally rewards higher performance levels.	Annual bonus awards and restricted stock awards that are earned based on company performance.
Our executive’s interests should be closely aligned with those of our stockholders by making stock-based incentives a core element of our compensation program.	We grant annual equity awards to our executives in the form of restricted stock.

Role of the Compensation Committee

Our Compensation Committee assists our Board of Directors in delegating its responsibilities relating to compensation of our executive officers. The Compensation Committee reviews and approves all compensation that is payable to our executive officers. Each of the four members of our Compensation Committee is independent as that term is defined under the listing standards of the NASDAQ Exchange and the director independence standards adopted by our Board. We believe that their independence from management allows the Compensation Committee members to provide objective consideration of various elements that could be included in an executive compensation program and apply independent judgment about which elements and designs best achieve our compensation objectives.

How We Determine and Assess Executive Compensation

We believe that the total compensation package available to our executives should be fair and competitive, should provide enhanced levels of financial reward based on higher levels of performance, and should be designed to recognize and reward both short and long term performance.

As described below, the Compensation Committee determines appropriate elements and levels of compensation for our named executive officers based upon input from our chief executive officer, market data provided by a third-party compensation consultant, analysis of market data and trends, and an analysis of internal pay-equity.

Role of Independent Compensation Consultants.  To assist in evaluating our compensation practices, the Compensation Committee has from time to time retained an independent compensation consultant to provide advice and ongoing recommendations regarding executive compensation practices that are consistent with our business goals and pay philosophy. In 2006, the Compensation Committee retained the executive compensation consulting services of Longnecker and Associates, whom we refer to as Longnecker. Specifically, we instructed Longnecker to (i) review the total compensation package (base salary, annual cash incentives and long-term equity incentives) we pay to our named executive officers, (ii) assess the competitiveness and reasonableness of our compensation program as compared to a peer group of companies within the health care industry with similar revenue levels and market capitalization, and (iii) provide conclusions and recommendations for the current and future total compensation packages for our named executive officers. We believe that this input and advice produces more informed decision-making and assures that an objective perspective is considered in this important governance process. The results of the 2006 study were used to establish our 2007 executive compensation which was maintained through 2008.

Market Data and Peer Group.  The Compensation Committee reviews and analyzes market data to ensure that our executive officer compensation is competitive with the marketplace. We consider the compensation levels, programs and practices of other companies within our industry and of comparable size in terms of revenue and market capitalization to assist us in setting our executive compensation so that it is market competitive. We used the following peer group for these purposes: Amedisys, Inc., Almost Family, Inc., Genesis HealthCare Corporation; Gentiva Health Services; Odyssey HealthCare, Inc.; and VistaCare, Inc.

In 2007, we adjusted the compensation levels of our named executives after comparing to the above peer group. As our strategy changes and we leverage our capabilities into other markets, we intend to review the peer groups annually to assure that we have the appropriate marketplace focus. In 2008 we maintained the compensation levels adjusted in 2007.

Internal Pay Equity.  Our management philosophy emphasizes a team approach among our top executive officers. Our compensation program reflects this team approach by the fact that survey data provided by Longnecker indicates that our chief executive officer and president have a more comparable compensation pay compared to our other executives officers of our peer companies. In general, we achieve this result by first setting the compensation of our executive officers other than our chief executive officer and president at competitive levels based on market data, and then determining the compensation of our chief executive officer and president. Typically, this results in our chief executive officer and president being paid below the median for our peer group.

Role of Executive Officers.  Our chief executive officer, with input from our president recommends to the Compensation Committee base salary, target bonus levels and long-term incentive awards for our executive officers. Our chief executive officer bases these recommendations on data and analysis regarding our peer group, information provided by our compensation consultant, and qualitative judgments regarding individual performance. Our chief executive officer is not present when the Compensation Committee discusses or determines any aspect of his pay.

Elements of Our Compensation Program

Our executive compensation program consists primarily of the following components: base salary, annual cash incentive awards, paid quarterly, and long-term equity incentive awards. In addition, we provide certain other benefits, such as retirement benefits and severance benefits.

Base Salary

We provide base salaries to our executive officers as compensation for day-to-day responsibilities and sustained performance. Base salary provides our executive officers with an element of compensation that is not “at-risk.” We consider a combination of objective and subjective factors in determining the appropriate base salaries for our executive officers. Objective factors include salaries paid by companies in our peer group to officers in similar positions, base compensation paid to other Company executives, and factors relating to the performance of the Company, including net income, earnings per share, return on equity, and growth. Subjective factors relate to the performance of the individual executive officer, and include the following:

•	the executive officer’s responsibilities,

•	the scope of the position,

•	experience and length of the executive officer’s service with the Company,

•	individual efforts and performance within the Company, the industry and the community,

•	team building skills consistent with the Company’s best interests, and

•	observance of the Company’s ethics and compliance program.

While these subjective factors are integrated with the objective factors mentioned above, the overall assessment is primarily a subjective one, intended to reflect the level of responsibility and individual performance of the particular executive officer. With these objective and subjective factors in mind, Mr. Myers conducts an annual merit review of the executive officers, and based on this review, recommends base salaries to the Compensation Committee with respect to the named executive officers other than himself. The Compensation Committee determines the appropriate base salary for Mr. Myers after an annual performance review based on the same factors used to evaluate the other named executive officers.

Due to the changing reimbursement environment in the home health industry in 2008, the Compensation Committee decided to maintain base salaries for 2008 at the 2007 levels for Messrs. Myers, Indest and Doise. Messrs. Roman and Stelly’s base salaries were increased by 31% and 20%, respectively in 2008 over 2007 levels to make them competitive with compensation opportunities available to other similar positions within our peer group.

Annual Cash Incentive Awards

The Compensation Committee believes that a significant portion of the total cash compensation for executive officers should be based on the Company’s achievement of specific performance criteria, and that a significant part of the cash compensation package should be “at-risk.” For 2008, the Compensation Committee approved an annual cash incentive bonus program pursuant to which the named executive officers were awarded an opportunity to earn target cash bonuses equal to 80% of base salary, in the case of Messrs. Myers and Indest, and 50% of base salary in the case of Messrs. Roman, Doise and Stelly, based on achievement of the company performance targets listed below, each of which we believe is critical to our long term success.

The performance targets and the weight of each within the targeted bonus for each named executive officer are as follows:

	Mr. Myers	Mr. Indest	Mr. Roman	Mr. Doise	Mr. Stelly
Performance Target	(% Weight)	(% Weight)	(% Weight)	(% Weight)	(% Weight)

1. Company’s achievement of Net Service Revenue for 2008 being greater than the Company’s Board approved budget for 2008 ($332 million)	10	10	10	40	20
2. Company’s achievement of EPS for 2008 being greater than the Company’s Board approved budget for 2008 ($1.27)	10	10	20	20	20
3. Company’s organic growth for 2008 being greater than the industry average as reported by Reuters	10	10	5	2	20
4. Company’s quality scores improvement in 2008 being greater than the Company’s improvement in 2007 as reported by Outcome Concepts Systems (OCS)	10	10	5	2	20
5. Company’s patient satisfaction scores for 2008 being greater than the industry average as reported by Press Ganey	10	10	5	2	2
6. Company’s employee satisfaction scores for 2008 being greater than the industry average as reported by Morehead & Associates	10	10	20	2	10
7. Company’s employee turnover for 2008 being less than the industry average as reported by Morehead & Associates	10	10	5	2	2
8. Company’s return on assets (ROA) for 2008 being greater than the industry average as reported by Reuters	10	10	10	10	2
9. Company’s return on capital (ROC) for 2008 being greater than the industry average as reported by Reuters	10	10	10	10	2
10. Company’s return on equity (ROE) for 2008 being greater than the industry average as reported by Reuters	10	10	10	10	2

In 2008, the Company achieved nine out of ten of its performance goals. The Company’s return on equity was not greater than the industry average as reported by Reuters. As a result, the named executive officers earned annual bonuses in the following amounts: Mr. Myers, $244,728; Mr. Indest, $222,480; Mr. Roman, $95,625; Mr. Doise, $104,287; and Mr. Stelly, $115,200.

Long-Term Equity Incentive Awards

The purpose of long-term incentives is to align our executive officers’ performance incentives more closely with the interests of stockholders. We provide long-term equity incentive awards in the form of restricted stock awards. We believe that these awards have been and remain an excellent vehicle for providing financial incentives for management because they align the executives’ interests with those of our stockholders and provide strong incentive for the creation of stockholder value. Time-based restricted stock also provides a strong retentive component to our compensation program.

Restricted Stock Awards Granted in 2008 Based on Fiscal Year 2007 Base Salary and Annual Cash Incentive.  The Compensation Committee determined that the grant date value of the 2008 restricted stock awards would be equal to a percentage of the named executive officer’s base salary or target annual cash incentive award, multiplied by the percentage of the annual cash incentive award actually earned in 2007. The actual number of restricted shares awarded to the named executive officers was determined by dividing this grant date value by the fair market value of our Common Stock on the date of grant.

Messrs. Myers and Indest had the opportunity to earn restricted shares with a grant date value equal to 150% of the named executive officer’s 2007 base salary, multiplied by the percentage of their 2007 annual cash incentive actually earned.

Mr. Doise had the opportunity to earn restricted shares with a grant date value equal to 80% of his 2007 base salary, multiplied by the percentage of his 2007 annual cash incentive actually earned.

Mr. Stelly had the opportunity to earn restricted shares with a grant date value equal to 200% of his 2007 annual cash incentive actually earned.

Mr. Roman was not one of our executive officers at the beginning of 2007 (he was promoted to the position of chief financial officer in September 2007) and therefore was not granted a 2008 long-term incentive award in line with our other executive officers who were serving at the beginning of 2007.

These awards are reflected in the 2008 Grants of Plan-Based Awards table later in this proxy statement.

Restricted Stock Awards Granted in 2009 Based on Fiscal Year 2008 Base Salary and Annual Cash Incentive.  The Compensation Committee determined that the grant date value of the 2009 restricted stock awards would be equal to a percentage of the named executive officer’s base salary or target annual cash incentive award, multiplied by the percentage of the annual cash incentive award actually earned in 2008. The actual number of restricted shares awarded to the named executive officers was determined by dividing this grant date value by the fair market value of our Common Stock on the date of grant. Due to the changing reimbursement environment in the home health industry in 2008, the Compensation Committee placed a higher weight on compensation provided by the long term incentive plan.

Messrs. Myers and Indest had the opportunity to earn restricted shares with a grant date value equal to 180% of the named executive officer’s 2008 base salary, multiplied by the percentage of their 2008 annual cash incentive actually earned.

Messrs. Stelly and Doise had the opportunity to earn restricted shares with a grant date value equal to 125% of the named executive officer’s 2008 base salary, multiplied by the percentage of their 2008 annual cash incentive actually earned.

Mr. Roman had the opportunity to earn restricted shares with a grant date value equal to 100% of his 2008 base salary, multiplied by the percentage of his 2008 annual cash incentive actually earned.

These awards will be reflected in the 2009 Grants of Plan-Based Awards table in next year’s proxy statement.

Timing of Equity Grants.  Since our initial public offering in 2005, we have made four regular grants of restricted stock to our executive officers. In each case, these awards were approved at a regularly scheduled meeting of our Compensation Committee during the first fiscal quarter of the year, after review and consideration of the Company’s performance during the prior fiscal year and achievement of pre-established performance goals. We expect to continue this practice going forward, and we do not have any program, practice or policy of timing equity awards in connection with the release of material non-public information.

Employee Stock Purchase Plan.  Executive officers may also participate in our Employee Stock Purchase Plan, which permits participants to purchase shares of our Common Stock at a 5% discount to the market price. Executive officers are entitled to participate in the Employee Stock Purchase Plan on the same terms as non-executive employees who meet the applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the Employee Stock Purchase Plan.

Retirement Benefits

Retirement benefits fulfill an important role within our overall executive compensation objective by providing a financial security component which promotes retention. We maintain a 401(k) plan, a tax-qualified defined contribution retirement plan, in which our named executive officers are eligible to participate, along with a substantial majority of our employees. Effective January 1, 2006, we implemented a discretionary match of up to 2% of employee contributions. We do not maintain any excess benefit plans, defined benefit or pension plans, or any deferred compensation plans.

Severance and Change in Control Arrangements

During 2008, we maintained employment agreements with each of our named executive officers that provide, among other things, that the executive will be entitled to receive certain severance benefits in the event of a termination of his employment, and the executive will be entitled to increased benefits in the event that a termination of his employment follows a change in control of the company. We believe these employment agreements are an important element of our executive officers’ overall compensation package because they serve to ensure the continued focus and dedication of our executive officers notwithstanding any personal concerns they may have regarding their own continued employment, either prior to or following a change in control. The increased benefits that are payable in the event of a termination following a change in control are designed to attract and retain qualified executives who might not otherwise join or remain with our Company without financial protection in the event that they are forced out of the Company following a change in control. These provisions are also intended to provide for continuity of management in the event of a change in control of our Company. We believe that our severance and change in control arrangements are comparable to those provided by the companies in our peer group and competitive within our industry.

The potential severance and change in control benefits payable under these agreements are more fully described under “Potential Payments upon Termination of Employment” later in this proxy statement.

Tax and Accounting Considerations

The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation for our executive officers. However, the Compensation Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to us with the benefit/value to the executive.

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to named executive officers unless certain conditions are met. Currently, awards granted under the Company’s 2005 Long-Term Incentive Plan are exempt from the deduction limits of Section 162(m). It is the Compensation Committee’s intent to maximize deductibility of executive compensation while retaining some discretion needed to compensate executives in a manner commensurate with performance and the competitive landscape for executive talent. All compensation paid to our executive officers in 2008 was fully deductible by the Company.

SUMMARY COMPENSATION TABLE

The following table sets forth the cash and other compensation that we paid to our named executive officers or that was otherwise earned by our named executive officers for their services in all capacities during 2008, 2007 and 2006.

						Non-Equity
					Stock	Incentive Plan	All Other
		Salary	Bonus		Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)		($)(1)	($)(2)	($)		($)

Keith G. Myers	2008	339,900	—		198,905	244,728	53,175	(3)	836,708
Chief Executive Officer	2007	339,900	33,990	(5)	118,603	135,960	33,313	(3)	661,766
and Chairman of the Board	2006	330,000	—		34,920	260,040	18,606	(3)	643,566
John L. Indest	2008	309,000	—		180,832	222,480	20,686	(3)	732,998
President, Chief Operating	2007	309,000	30,900	(5)	107,821	123,600	13,318	(3)	584,639
Officer, Secretary, and Director	2006	300,000	—		31,746	236,400	—		568,146
Peter J. Roman	2008	200,000	—		61,216	95,625	—		356,841
Senior Vice President,	2007	152,693	62,107	(6)	21,835	—	—		236,635
Chief Financial Officer and Treasurer(4)
Daryl J. Doise	2008	231,750	—		140,928	104,287	—		476,965
Senior Vice President,	2007	231,750	—		99,884	155,071	—		486,705
Corporate Development	2006	225,000	—		23,809	175,360	—		424,169
Donald D. Stelly	2008	240,000	—		136,541	115,200	—		491,741
Senior Vice President,	2007	200,000	—		58,437	96,498	—		354,935
Operations	2006	162,500	—		12,726	63,750	—		238,976

(1)	Reflects the proportionate amount of the total grant date fair value of stock awards recognized by the Company as an expense in the applicable year for financial statement reporting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The grant date fair value of the stock awards is based on the fair market value of the underlying shares on the date of grant. The fair values of these awards and the amounts expensed in each year were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (which we refer to as FAS 123R).

(2)	Reflects annual cash incentive awards earned based on performance. For information regarding our annual cash incentive program, see the discussion in the Compensation Discussion and Analysis section of this Proxy Statement.

(3)	Reflects the incremental cost to the Company of Mr. Myers and Mr. Indest’s personal use of Company-owned aircraft. The incremental cost (hourly rate) of the Company-owned aircraft is calculated by dividing the total cost to operate the aircraft during each quarter of the fiscal year and dividing that by the number of hours used during the same period. During 2008, Mr. Myers’ and Mr. Indest’s were permitted 25 and 20 hours, respectively of personal plane usage. Mr. Indest and Mr. Myers reimburse the Company for any usage exceeding the permitted hours. In 2009, the personal use of the plane will no longer be included as part of the compensation package.

(4)	Mr. Roman became an executive officer on September 6, 2007.

(5)	Reflects discretionary portion of annual cash incentive awards. The Compensation Committee approved discretionary bonuses in 2007 for Mr. Myers and Mr. Indest in amounts of $67,980 and $61,800, respectively. However, Mr. Myers and Mr. Indest each elected not to receive one-half of these approved amounts.

(6)	Reflects $25,000 discretionary bonus awarded in connection with Mr. Roman’s promotion to chief financial officer in September 2007, and $37,000 awarded pursuant to a discretionary quarterly bonus program available to non-executive employees.

2008 GRANTS OF PLAN-BASED AWARDS

The following table sets forth the individual grants of plan-based awards made to each of our named executive officers during 2008.

						All Other
						Stock
						Awards:
						Number of	Grant Date
			Estimated Potential Payouts Under			Shares of	Fair Value
			Non-Equity Incentive Plan Awards(1)			Stock or	of Stock
		Approval	Threshold	Target	Maximum	Units	Awards
Name	Grant Date	Date	($)	($)	($)	(#)(2)	($)(3)

Keith G. Myers			—	271,920	271,920
	03/01/08	01/11/08				22,495	382,415
John L. Indest			—	247,200	247,200
	03/01/08	01/11/08				20,450	347,650
Peter J. Roman			—	100,000	100,000
Daryl J. Doise			—	115,875	115,875
	03/01/08	01/11/08				9,125	155,125
Donald D. Stelly			—	120,000	120,000
	03/01/08	01/11/08				11,355	193,035

(1)	Represents threshold, target and maximum payout levels for 2008 performance. The actual amount earned by each named executive officer in 2008 is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table. For more information regarding our annual cash incentive program, see the discussion in the Compensation Discussion and Analysis section of this Proxy Statement.

(2)	Award of time-vesting restricted stock under the 2005 Incentive Plan. The restricted stock vests in five equal annual installments on each of the first five anniversaries of the grant date.

(3)	The grant date fair value of the awards is determined pursuant to FAS 123R and is based on the fair market value of the underlying shares on the date of grant.

Employment Agreements

We currently have employment agreements with each named executive officer (collectively, the “Employment Agreements”). The Employment Agreement with Mr. Stelly became effective November 1, 2007; with Mr. Doise, June 1, 2008; and with Messrs. Roman, Myers and Indest January 1, 2008.

Term.  The initial term of the Employment Agreements with Messrs. Myers, Indest, Roman and Stelly is for a period of three years (expiring January 1, 2011, except in the case of Mr. Stelly, expiring November 1, 2010). The initial term of the Employment Agreements with Mr. Doise is for a period of two years and 7 months (expiring January 1, 2011). The Employment Agreements have automatic renewal for additional one-year periods unless expressly not renewed.

Salary and Benefits.  The Employment Agreements provide that each executive is entitled to an annual base salary (subject to annual review and increases for merit performance) and is entitled to participate in all incentive, savings, retirement and welfare benefit plans generally made available to our senior executive officers. Each of these executives will have an opportunity to earn an annual cash bonus based upon achievement of performance goals established by the Compensation Committee. In addition, each of the executives is entitled to fringe benefits generally made available to our senior executive officers.

Equity Awards.  The Employment Agreements provide that the executives will be eligible for grants under the Company’s long-term incentive plan or plans generally made available to the Company’s senior executive officers.

Termination.  The Employment Agreements may be terminated by us at any time with or without “cause” (as defined therein), or by the executive with or without “good reason” (as defined therein). The agreements also terminate upon the death, disability or retirement of the executive. Depending on the reason for the termination and when it occurs, the executive will be entitled to certain severance benefits, as described below under “Potential Payments Upon Termination or Change In Control”.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

The following table provides information concerning stock awards that are outstanding as of December 31, 2008 for each of our named executive officers. Our named executive officers do not hold any option awards.

	Stock Awards
	Number of
	Shares or Units	Market Value of Shares
	of Stock That	or Units of Stock That
	Have Not Vested	Have Not Vested
Name	(#)(1)	($)(2)

Keith G. Myers	41,458	1,492,488
John L. Indest	37,689	1,356,804
Peter J. Roman	10,300	370,800
Daryl J. Doise	25,054	901,944
Donald D. Stelly	27,455	988,380

(1)	Reflects restricted stock granted on January 3, 2006, March 1, 2007, and March 1, 2008 under the 2005 Incentive Plan. Mr. Stelly and Mr. Roman also received restricted stock grants on November 1, 2007. The restricted shares vest in five equal annual installments beginning on the first anniversary of the date of grant provided that the executive is then still employed by the Company, or earlier upon the occurrence of the executive’s death, disability or retirement, or termination by the Company without cause or resignation for good reason within two years following a change of control of the Company.

(2)	Reflects the value as calculated using the closing market price of our Common Stock as of December 31, 2008 ($36.00).

2008 OPTION EXERCISES AND STOCK VESTED

The following table provides information concerning stock awards that vested in 2008 for each of our named executive officers. Our named executive officers do not hold any option awards.

	Stock Awards
	Number of	Value
	Shares Acquired	Realized on
	on Vesting	Vesting
Name	(#)	($)

Keith G. Myers(1)	5,220	103,447
John L. Indest(1)	4,746	94,056
Peter J. Roman(1)(2)	2,700	86,290
Daryl J. Doise(1)	4,309	83,280
Donald D. Stelly(1)(2)	4,200	113,322

(1)	Reflects restricted stock granted on January 3, 2006 with one-fifth vesting on January 3, 2008 at the closing market price of our Common Stock of $24.66 and restricted stock award granted on March 1, 2007 with one-fifth vesting on March 1, 2008 at the closing market price of our Common Stock of $17.00.

(2)	Reflects restricted stock award granted on November 1, 2007 with one-fifth vesting on November 1, 2008 at the closing market price of our Common Stock of $35.28.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Employment Agreements of Messrs. Myers, Indest, Roman, Doise and Stelly, provide benefits to the executive in the event of the termination of his employment under certain conditions.

Termination for Cause; Resignation Without Good Reason.

If an executive is terminated for cause or resigns without good reason (as such terms are defined in the agreements), the executive receives only the salary and vested benefits that have accrued through the date of termination. No other severance benefits are payable.

Termination Due to Disability, Death or Retirement.

If an executive is terminated due to disability or death or the executive retires, the executive (or his estate) receives salary and vested benefits accrued through the date of termination, plus a pro-rata portion of the executive’s annual bonus earned through the date of termination, based on target bonus for the portion of the year prior to termination. The executive’s outstanding equity awards will vest and become immediately exercisable pursuant to the terms of our 2005 Incentive Plan.

Termination Without Cause; Resignation for Good Reason.

If the executive is terminated without cause or resigns for good reason, then the executive will be entitled to accrued salary, vested benefits, and a pro-rata portion of his annual bonus earned through the date of termination. In addition, the executive will receive a severance payment equal to one times his annual base salary in effect as of the date of termination.

Termination Without Cause or by Executive for Good Reason Within 24 Months Following a Change of Control.

If the executive is terminated without cause or resigns for good reason within 24 months following a change of control of the Company, then the executive will be entitled to accrued salary, vested benefits, and a pro-rata portion of his annual bonus earned through the date of termination. In addition, the executive will be entitled to:

•	a severance payment equal to the product of 2.5 times the sum of (1) his base salary in effect as of the date of termination, and (2) the greater of the average of the annual bonuses earned by him for the two prior fiscal years, or his target bonus for the year in which the date of termination occurs;

•	continuation of health and welfare benefits for the COBRA-eligible period; and

•	all of the executive’s outstanding equity awards shall become fully vested.

Gross Up.

The employment agreements provide that if a payment to or for the benefit of the executive would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then he will receive a full gross up of any excise tax imposed, including income and excise taxes on such gross-up amount, subject to a $50,000 threshold benefit amount.

Restrictive Covenants.

Each of the Employment Agreements contains confidentiality, non-compete and non-solicitation covenants that apply during the executive’s employment with the Company and for a two year period after the executive’s termination of employment (or for a six month period if the executive’s termination occurs within two years after a change in control).

Summary of Termination Payments and Benefits.

The following table summarizes the estimated value of the termination payments and benefits that our named executive officers would have received under their Employment Agreements if they had terminated employment on December 31, 2008 under the circumstances shown. The amounts shown in the table exclude distributions under our 401(k) retirement plan and any additional benefits that are generally available to all of our salaried employees.

	Myers	Indest	Roman	Doise	Stelly

Reason for Termination:
By Company Without Cause; by Executive for Good Reason
Pro-rata Annual Bonus(1)	$271,920	$247,200	$100,000	$115,875	$120,000
Cash Severance(2)	611,820	556,200	300,000	396,966	360,000
Total Estimated Value of Payments and Benefits	$883,740	$803,400	$400,000	$512,841	$480,000
Termination Without Cause or by Executive for Good Reason Within 24 Months Following a Change of Control
Pro-rata Annual Bonus(1)	$271,920	$247,200	$100,000	$115,875	$120,000
Cash Severance(2)	1,529,550	1,390,500	750,000	992,415	900,000
Health and Welfare Continuation(3)	13,089	10,359	13,089	13,089	13,089
Value of Accelerated Equity Awards(4)	1,492,488	1,356,804	370,800	901,944	988,380
Estimated 280G Gross-Up Payment(5)	874,814	771,633	421,527	0	549,891
Total Estimated Value of Payments and Benefits	4,181,861	3,776,496	1,655,416	2,023,323	2,571,360
Death, Disability or Retirement
Pro-rata Annual Bonus(1)	$271,920	$247,200	$100,000	$115,875	$120,000
Value of Accelerated Equity Awards(4)	1,492,488	1,356,804	370,800	901,944	988,380
Total Estimated Value of Payments and Benefits	$1,764,408	$1,604,004	$470,800	$1,017,819	$1,108,380

(1)	Reflects a pro-rata payment of the executive’s target annual bonus for 2008, based on the portion of the year elapsed prior to termination.

(2)	Reflects a severance payment equal to the product of one times (or 2.5 times, in the event of a change in control) the sum of (1) the executive’s base salary in effect as of the date of termination, and (2) the greater of the average of the annual bonuses earned by the executive for the two fiscal years, or his target bonus for the year in which the date of termination occurs.

(3)	Reflects the cost of providing continued health and welfare benefits to the executive after his date of termination of employment. The Company shall pay the excess of the COBRA cost of such coverage over the amount that the executive would have had to pay for such coverage. The Company’s obligations to provide health and welfare benefits cease in the event the executive participates in another employer sponsored plan or when the COBRA benefit expires (18 months from qualifying event).

(4)	Represents the fair market value of restricted shares that would become fully vested upon termination (each based on $36.00, closing market price of our Common Stock as of the last trading day in 2008, December 31, 2008).

(5)	Employment agreements with the named executive officers provide that the Company will reimburse the executive for any 280G excise taxes that are imposed on the executive and any income and excise taxes that are payable by the executive as a result of any reimbursement for 280G excise taxes, provided that the net after-tax benefit to the executive is at least $50,000 as compared with the net after-tax proceeds to the executive of a “cut-back” to the extent necessary to avoid imposition of the 280G excise tax. The calculation of the estimated 280G gross-up payment is based upon a 280G excise tax rate of 20%, a 35% federal income tax rate, a 6% state income tax rate, and a 1.45% Medicare tax rate.

SECURITY OWNERSHIP OF DIRECTORS, OFFICERS AND PRINCIPAL STOCKHOLDERS

The following table sets forth the number of shares of Common Stock held beneficially, directly or indirectly, as of the Record Date by (a) each person known by the Company to be the beneficial owner of more than 5% of the Common Stock, (b) each director and director nominee of the Company, (c) each named executive officer of the Company, and (d) all directors, nominees and executive officers of the Company as a group, together with the percentage of the outstanding shares of Common Stock which such ownership represents. The percentage of beneficial ownership is based on 18,435,335 shares of common stock outstanding on the Record Date.

Except as noted in the footnotes below, we believe, based on information provided to us, that the persons named in the table below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

	Beneficial
	Ownership(1)
Name	Number	Percent

Keith G. Myers(2)	2,868,321	15.6%
John L. Indest(3)	152,284	*
Peter J. Roman	26,353	*
Daryl J. Doise	40,399	*
Donald D Stelly	46,218	*
Richard A. MacMillan(4)	29,323	*
Peter C. November	22,814	*
Ted W. Hoyt	28,550	*
George A. Lewis(5)	13,100	*
Ronald T. Nixon(6)	23,100	*
W.J. “Billy” Tauzin(7)	20,600	*
Dan S. Wilford(8)	17,100	*
John B. Breaux	9,100	*
Monica F. Azare	7,800	*
All directors, nominees and executive officers of the Company as a group (14 persons)(9)	3,305,062	17.9%
Vaughan Nelson Investment Management(10)	983,108	5.3%
FMR(11)	948,085	5.1%
Barclays(12)	928,712	5.0%

*	Less than 1%

(1)	Unless otherwise noted below, the address of each beneficial owner listed in the table above is c/o LHC Group, Inc., 420 West Pinhook Rd., Suite A, Lafayette, LA 70503

(2)	Includes 360,490 shares held by Mr. Myers’ wife, and 2,275,002 shares held by K&G Family, LLC, of which Mr. Myers is a Manager.

(3)	Includes 81,081 shares held by Duperier Avenue Investors, LLC, of which Mr. Indest is a Manager.

(4)	Includes 327 shares held by Mr. MacMillan’s wife.

(5)	Includes 4,000 shares issuable upon the exercise of stock options exercisable within 60 days of April 30.

(6)	Includes 4,000 shares issuable upon the exercise of stock options exercisable within 60 days of April 30.

(7)	Includes 7,000 shares issuable upon the exercise of stock options exercisable within 60 days of April 30.

(8)	Includes 4,000 shares issuable upon the exercise of stock options exercisable within 60 days of April 30.

(9)	Includes 19,000 shares issuable upon the exercise of stock options exercisable within 60 days of April 30, 2009.

(10)	The number of shares reported is based on the Schedule 13G/A filed with the SEC on February 17, 2009 jointly by Vaughan Nelson Investment Management, L.P. (“Vaughan Nelson”) and Vaughan Nelson Investment Management, Inc. (“General Partner”). The Schedule 13G/A reports that Vaughan Nelsons and General Partner each have sole voting power with respect to 691,784 shares, sole dispositive power with respect to 785,000 shares, and shared dispositive power with respect to 198,108 shares. General Partner is the general partner of Vaughan Nelson. According to the Schedule 13G/A, both Vaughan Nelson and General Partner disclaim beneficial ownership of the reported shares. The address of both reporting persons is 600 Travis Street, Suite 6300, Houston, Texas 77002.

(11)	The number of shares reported is based on the Schedule 13G/A filed with the SEC on February 17, 2009 jointly by FMR LLC (“FMR”), Edward C. Johnson, III (“Johnson”) and Fidelity Management & Research Company (“Fidelity”). The Schedule 13G/A reports that Johnson and FMR each have sole voting power with respect to 73,120 shares and sole dispositive power with respect to 948,085 shares and that Fidelity has sole voting power over 875,965 shares. Fidelity is a wholly-owned subsidiary of FMR and acts as an investment advisor to various investment companies holding the 875,965 shares over which Fidelity has sole voting power. According to the Schedule 13G/A, Pyramis Global Advisors Trust Company (“Pyramis”), an indirect wholly-owned subsidiary of FMR, serves as investment manager of institutional accounts holding 71.120 of the shares over which Johnson and FMR have sole voting power. FIL Limited (“FIL”), an investment advisor, beneficially owns 1,000 shares, and partnerships controlled predominately by members of Johnson’s family, or trusts for their benefit, have the right to control approximately 47% of the total votes of FIL. Johnson serves as chairman of FMR and FIL. The address of each of the reporting persons is 82 Devonshire Street, Boston, Massachusetts 02109.

(12)	The number of shares reported is based on the Schedule 13G filed with the SEC on February 5, 2009 jointly by Barclays Global Investors, NA (“Investors”), Barclays Global Fund Advisors (“Advisors”), Barclays Global Investors, Ltd (“Ltd”), Barclays Global Investors Japan Limited (“Japan”), Barclays Global Investors Canada Limited (“Canada”), Barclays Global Investors Australia Limited (“Australia”), and Barclays Global Investors (Deutschland) AG (“Germany”). The Schedule 13G reports that Investors has sole voting power with respect to 283,742 shares and sole dispositive power with respect to 299,279 shares; Advisors has sole voting power with respect to 452,069 shares and sole dispositive power with respect to 619,986 shares; Ltd has sole dispositive power with respect to 9,447 shares and no voting power with respect to any shares; and Japan, Canada, Australia and Germany have no voting or dispositive power with respect to any shares. The address of Investors and Advisors is 400 Howard Street, San Francisco, California 94105; the address of Ltd is Murray House, 1 Royal Mint Court, London, EC3N 4HH; the address of Japan is Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo 150-8402, Japan; the address of Canada is Brookfield Place, 161 Bay Street, Suite 2500, PO Box 614, Toronto, Ontario M5J 2S1, Canada; the address of Australia is Level 43, Grosvenor Place, 225 George Street, PO Box N43, Sydney, Australia NSW 1220; the address of Germany is Apianstrasse 6, D-85774, Unterfohring, Germany.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, the Company’s directors, executive officers and any person beneficially owning more than 10% of our Common Stock are required to report their ownership of the Common Stock and any changes in that ownership to the SEC. These persons also are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Specific due dates for these reports have been established, and the Company must report in this Proxy Statement any failure to make required filings on a timely basis for the fiscal year ended December 31, 2008. Based solely on a review of the Section 16(a) reports furnished to us and written representations from the our directors and executive officers that no other reports were required for such persons, we believe that all reporting requirements were satisfied in fiscal 2008 with the following exception; Form 5s were filed on February 13, 2009 to report late a grant of restricted stock on March 1, 2008 to each of the following individuals that occurred, which should have been reported on Form 4: Keith G. Myers; John L. Indest; Donald D. Stelly; Monica F. Azare; Daryl J. Doise; Richard A. MacMillan; Ted W. Hoyt; Ronald T. Nixon; W. J. Tauzin; Dan S. Wilford; John B. Breaux; George A. Lewis.

COMPENSATION COMMITTEE REPORT

This report is submitted by the Company’s Compensation Committee at the direction of the Board. The Compensation Committee of the Board is responsible for reviewing and approving compensation for the Company’s executive officers. The Compensation Committee operates pursuant to a charter, which has been approved and adopted by the Board. The Compensation Committee is composed of four non-employee directors who meet the independence requirements of NASDAQ. Because the Compensation Committee believes that each executive officer has the potential to affect the short-term and long-term profitability of the Company, the Compensation Committee places considerable importance on the task of creating and implementing the Company’s executive compensation program.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on this review and discussion , the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and in its Proxy Statement for the 2009 annual meeting of stockholders.

Submitted by the Compensation Committee of the Company’s Board of Directors.
Monica F. Azare — Chair
Ted W. Hoyt
George A. Lewis
Dan S. Wilford

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the financial reporting process, including the systems of internal controls over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2008, including a discussion of the acceptability and quality of the accounting principles, the reasonableness of significant accounting judgments and the clarity of disclosures in the financial statements. In consultation with management, the Audit Committee also considered the Company’s financial reporting processes and reviewed and assessed the adequacy of internal controls over financial reporting.

The Audit Committee discussed with KPMG, the Company’s independent registered public accounting firm, the overall scope and plans for the audit. The Audit Committee has met with the independent auditors, with and without management present, to discuss the results of its observations of LHC Group’s internal controls, and the overall quality of the Company’s financial reporting.

The Audit Committee reviewed with KPMG, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, their judgments as to the acceptability and quality of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including those matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. The Audit Committee also reviewed and discussed with management and KPMG, management’s report and KPMG’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.

In addition, the Audit Committee has received the written disclosures from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence and has discussed those disclosures with the auditors. In addition, the Audit Committee discussed with KPMG their independence from management and the Company. The Audit Committee also considered whether KPMG’s provision, during fiscal 2008, of services that were unrelated to their audit of the Company’s financial statements and to their reviews of the Company’s interim financial statements during 2008 is compatible with maintaining KPMG’s independence.

Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Based on the foregoing reviews and discussions with management and with the independent auditors referred to above, and the receipt of an unqualified opinion from KPMG dated March 16, 2009 regarding the audited financial statements of LHC Group for the fiscal year ended December 31, 2008, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Company’s Board of Directors.
George A. Lewis — Chair
Ted W. Hoyt
Ronald T. Nixon

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Indemnification Agreements with Directors

We have adopted provisions in our Certificate of Incorporation that limit the liability of our directors for monetary damages for breach of their fiduciary duties, except for liability that cannot be eliminated under the Delaware General Corporation Law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following: (1) any breach of their duty of loyalty to the corporation or the stockholders; (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (4) any transaction from which the director derived an improper personal benefit. This limitation does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our bylaws also provide that we will indemnify our directors and executive officers and we may indemnify our other officers and employees and other agents to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether our bylaws would permit indemnification. We have entered into separate indemnification agreements with our directors, in addition to the indemnification provided by our Certificate of Incorporation and bylaws. These agreements, among other things, provide for indemnification of our directors for expenses, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of such person’s services as a director or at our request.

Company Policy

We believe that business decisions and actions taken by our officers, directors and employees should be based on the best interests of the Company, and must not be motivated by personal considerations or relationships. We attempt to analyze any transactions in which the Company participates and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable SEC rules and regulations.

In April 2007, the Audit Committee adopted a written policy and set of procedures for reviewing transactions between the Company and related persons including directors, nominees, executive officers, and any person known to be the beneficial owner of more than 5% of the Company’s voting securities or any immediate family member of such person. The policy also covers any firm, corporation or other entity in which any such person is employed or is a partner or principal, or in which such persons has a 5% or greater beneficial ownership interest. Prior to entering into a transaction with a related person, notice must be given to the Secretary of the Company containing (i) the related person’s relationship to the Company and interest in the transaction, (ii) the material facts of the transaction, (iii) the benefits to the Company of the transaction, (iv) the availability of any other sources of comparable products or services and (v) an assessment of whether the transaction is on terms comparable to those available to an unrelated third party. If the Company’s Secretary and Chief Financial Officer determine that it is a related party transaction, the proposed transaction is submitted to the Audit Committee for its approval. The policy also provides for the quarterly review of related person transactions that have not previously been approved or ratified and any other such transactions which come to the attention of the Company’s Chief Executive Officer, Chief Financial Officer, Controller or Secretary. If the transaction is pending or ongoing, it will be promptly submitted to the Audit Committee for approval. If the transaction is completed, it will be submitted to determine if ratification or rescission is appropriate.

GENERAL INFORMATION

Other Matters

The Board does not know of any other matters before the Annual Meeting other than those referred to in the accompanying Notice of Annual Meeting and this Proxy Statement. If any other matters properly come before the Annual Meeting or any adjournments, the persons named in the enclosed proxy will have authority to vote all proxies with respect to such matters in accordance with their best judgment.

Deadlines for Receipt of Stockholder Proposals for 2010 Annual Meeting of Stockholders

If a stockholder wants to have a proposal formally considered at the 2010 annual meeting of stockholders and included in the Company’s proxy statement for that meeting pursuant to SEC Rule 14a-8, the Company must receive the proposal, at its principal executive offices at 420 West Pinhook Road, Suite A, Lafayette, Louisiana 70503, in writing on or before December 31, 2009, and the proposal must comply with SEC rules; provided that if the date of the Company’s 2010 annual meeting of stockholders is more than 30 days before or after June 11, 2010 (the anniversary date of the 2009 Annual Meeting of Stockholders), the deadline will be a reasonable time before the Company begins to print and send its proxy materials to stockholders.

In addition, if a stockholder desires to make a proposal or submit a director nomination for consideration at the 2010 annual meeting of stockholders other than pursuant to SEC Rule 14a-8, the stockholder must comply with the advance notice provisions and other requirements set forth in the Company’s bylaws. Under the Company’s bylaws, a stockholder must deliver written notice to the Company’s Secretary (containing certain information specified in the bylaws about the stockholder and the proposed action) not less than 60 or more than 90 days prior to the first anniversary of the date on which the Company first mailed its proxy statement to stockholders in connection with the preceding year’s annual meeting. With respect to the 2010 annual meeting of stockholders, notice must be received by the Company, at its principal executive offices at 420 West Pinhook Road, Suite A, Lafayette, Louisiana 70503, by March 1, 2010. If that date of the 2010 annual meeting of stockholders is more than 30 days before or after June 11, 2010 (the anniversary date of the

2009 Annual Meeting of Stockholders), to be timely, the stockholder must deliver notice no later than the close of business on the later of 90 days prior to the 2010 annual meeting of stockholders or 10 days following the day on which the Company first makes public announcement of the date of the 2010 annual meeting of stockholders

Stockholders seeking to submit a nomination to the Board for inclusion in the Company’s proxy statement must deliver written notice of the nomination within this time period and comply with the information requirements in the bylaws relating to stockholder nominations. See the section entitled “Stockholder Proposals” under the heading Corporate Governance for additional information about stockholder nominations pursuant to a proxy statement. These requirements are separate from and in addition to the requirements of the SEC that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement.

In addition, any stockholder who wishes to submit a recommendation to the Board for nomination by the Company (rather than for direct inclusion in the proxy statement) must deliver written notice of the nomination to the Nominating and Corporate Governance Committee not less than 120 calendar days nor more than 150 calendar days before the first anniversary of the date of the Company’s notice of annual meeting sent to stockholders in connection with the previous year’s annual meeting. Stockholders seeking to submit director nominations in this manner must also comply with the information requirements set forth in the Nominating and Corporate Governance Committee’s charter. See the section entitled “Director Nominee Evaluation Process” under the heading Corporate Governance for additional information about stockholder nominations made directly to the Board.

Counting of Votes

The matters that are specified in this Proxy Statement that are to be voted on at the Annual Meeting will be by ballot. Inspectors of election will be appointed to, among other things, determine the number of shares outstanding, the shares represented at the Annual Meeting, the existence of a quorum and the authenticity, validity and effect of proxies, to receive votes of ballots, to hear and determine all challenges and questions in any way arising in connection with the right to vote, to count and tabulate all votes and to determine the results.

Delivery of Proxy Materials and Annual Reports

The delivery rules regarding proxy statements and annual reports may be satisfied by delivering a single copy of a proxy statement and annual report to an address shared by two or more stockholders. This method of delivery is referred to as “householding.” Currently, the Company is not householding for registered stockholders, but brokers, dealers, banks or other entities that hold Common Stock in street name for beneficial owners of Common Stock and that distribute proxy statements and annual reports they receive to beneficial owners may be householding. Such brokers, dealers, banks or other entities may deliver only one proxy statement and annual report to certain multiple stockholders who share an address, unless the Company or such other distributor has received contrary instructions from one or more of those stockholders. The Company undertakes to deliver promptly upon request a separate copy of the proxy statement and/or annual report to a stockholder at a shared address to which a single copy of these documents was delivered. Stockholders may notify the Company of their requests by calling the Company at (337) 233-1307 or by sending a written request addressed to the Company’s Secretary at LHC Group, Inc., 420 West Pinhook Road, Suite A, Lafayette, Louisiana 70503. In addition, stockholders who hold Common Stock in street name who prefer to receive separate copies of the annual report or proxy statement, or who are receiving multiple copies of annual reports or proxy statements and who prefer to receive a single copy, either now or in the future, should contact their broker, dealer, bank or other record holder entity.

Miscellaneous

The Company will bear the cost of printing, mailing and other expenses in connection with this solicitation of proxies and will also reimburse brokers and other persons holding shares in their names or in the names of nominees for their expenses in forwarding this proxy material to the beneficial owners of such shares. Certain of the directors, officers and employees of the Company may, without any additional compensation, solicit proxies in person or by telephone.

2008 Annual Report

Upon the written request of any stockholder entitled to vote at the Annual Meeting, the Company will furnish, without charge, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission. Requests should be directed to the Company’s Secretary at 420 West Pinhook Road, Suite A, Lafayette, Louisiana 70503. A copy of the Annual Report for the fiscal year ended December 31, 2008, which includes the Form 10-K, is being mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation materials.

LHC GROUP, INC.

Keith G. Myers
Chief Executive Officer

April 30, 2009

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 11, 2009.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/LHCG • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	C0123456789	12345

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

	01 - Monica F. Azare	☐	☐	02 - John B. Breaux	☐	☐	03 - Dan S. Wilford	☐	☐

		For	Against	Abstain

2.	To ratify the appointment of KPMG LLP as LHC Group’s independent registered public accounting firm.	☐	☐	☐	3.	In their discretion, the proxies are authorized to vote in accordance with their best judgment upon other business as may properly come before the meeting or any adjournment or postponement thereof.

B Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or other representative capacity, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

  Proxy — LHC Group, Inc.

Proxy Solicited on Behalf of the Board of Directors for the 2009 Annual Meeting of Stockholders to be held on June 11, 2009 at 10:00 a.m. (Central Time) at LHC Group’s Offices located at 420 West Pinhook Road, Suite A, Lafayette, Louisiana 70503
The undersigned hereby revokes all previous proxies and appoints John L. Indest and Keith G. Myers, or either of them, as proxies with full power of substitution, with all the powers the undersigned would possess if personally present, to vote all of the shares of common stock of LHC Group, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders and any adjournment(s) thereof. To attend the Annual Meeting of Stockholders and vote in person, please see “Voting Procedures - Voting in Person” in the Proxy Statement.
This proxy, when properly signed, will be voted as directed by the undersigned stockholder(s). If no direction is specified, this proxy will be voted FOR the nominees listed in Proposal 1 and FOR Proposal 2, as recommended by the Board of Directors.
PLEASE MARK, DATE AND SIGN THIS PROXY, AND RETURN PROMPTLY IN THE ENCLOSED RETURN-ADDRESSED ENVELOPE.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 11, 2009.
LHC Group’s Proxy Statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2008 are available at http://investor.lhcgroup.com/annuals.cfm